CONSENT TO BE NAMED AS DIRECTOR

In connection with my nomination to serve as a Director of Destiny Media Technologies, Inc. (the “Company”), the undersigned hereby consents to:

1.                   Being named and described as a nominee for Director in any proxy statement to be filed by the Company with the U.S. Securities and Exchange Commission;

2.	To serve as a Director of the Company if duly and properly so elected; and

3.                     To the filing or attachment of this Consent with any proxy statement to the filed by the Company, and with any Schedule 14N to be filed by any shareholder submitting my nomination for election as a Director of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 25th day of September, 2020.

x: Steven Vestergaard

Steven Vestergaard